Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-237608) pertaining to the 2020 Stock Incentive Plan of Vertiv Holdings Co and Affiliates;
(2) Registration Statement (Form S-8 No. 333-251750) pertaining to the Vertiv Group Corporation Employee Retirement Savings Plan;

of our report dated March 1, 2021, except for the impact of the matter discussed in Note 1 - Restatement of Previously Issued Financial Statements, as to which the date is April 30, 2021, with respect to the consolidated financial statements of Vertiv Holdings Co and our report dated March 1, 2021, with respect to the effectiveness of internal control over financial reporting of Vertiv Holdings Co included in this Annual Report (Form 10-K/A) of Vertiv Holdings Co for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Grandview Heights, Ohio
April 30, 2021